Exhibit 99.2
DICK’S SPORTING GOODS, INC.
2012 STOCK AND INCENTIVE PLAN
(As Amended and Restated on March 14, 2017)

1.Purposes of this Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Eligible Individuals, to further align Eligible Individuals’ interests with those of the stockholders of the Company and to promote the success of the Company’s business.

2.Certain Definitions. As used herein, the following definitions shall apply:
(a)“Administrator” means the Board, the Committee or any subcommittee or other committee appointed by the Board or Committee to administer this Plan; provided, however, that the Board in its sole discretion may, notwithstanding the appointment of any committee or subcommittee to administer this Plan, exercise any authority under this Plan except with respect to awards intended to comply with Section 162(m), which shall in all cases be awarded and administered by the Committee.
(b)“Award” means any Incentive Bonus Award, Option, other stock-based awards, Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Unit Award, SAR or Stock Unit Award granted under this Plan.
(c)“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof.
(d)“Board” means the Board of Directors of the Company.
(e)“Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Class B Permitted Holder (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) through a tender offer, open market purchases and/or other purchases is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities or (ii) a majority of the Board shall be comprised of persons who (A) were elected in one or more contested elections for the Board and (B) had not been nominated when they were first elected by the then existing Board, (iii) a merger or consolidation of the Company with or into another corporation is effected, other than a merger or consolidation (A) that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as herein defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities, or (v) the stockholders of the Company approve a plan of liquidation, dissolution or winding up of the Company or an agreement for the sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 162(m) or 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5) or Code Section 162(m), as applicable.
(f)“Common Stock” means the Common Stock, par value $.01 per share, of the Company.
(g)“Class B Common Stock” means the Class B Common Stock, par value $.01 per share, of the Company.
(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provisions.
(i)“Committee” means the Compensation Committee of the Board, or any successor committee thereto, and/or such other committee of the Board as is appointed or designated by the Board to administer this Plan (or any part hereof) or is otherwise identified in the Company’s corporate governance documents as being responsible for determining the compensatory arrangements of certain Participants, and, except as the Board may otherwise determine, that consists of two or more non-employee members of the Board, each of whom is a (i) “Non-Employee Director’ within the meaning of Rule 16b-3 of the Exchange Act, (ii) and “outside director” within the meaning of Section 162(m), and (iii) an “independent director” for the purposes of the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.
(j)“Company Common Stock” means the Common Stock or the Class B Common Stock of the Company, as the case may be.
(k)“Company” means Dick’s Sporting Goods, Inc., a Delaware corporation.
(l)“Consultant” means any person, including an advisor, who is engaged by the Company or any Parent or Subsidiary of the Company to render services and is compensated for such services, and any director of the Company whether compensated for such services or not.
(m)“Continuous Status as an Employee” means the absence of any interruption or termination of the employment relationship by the Employee with the Company or any Parent or Subsidiary of the Company. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) approved medical, disability, or family leave; (ii) military leave; (iii) any other approved leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between any of the Company, a Parent or Subsidiary of the Company or any successor of the foregoing.
(n)“Eligible Individual” means any Employee, Non-Employee Director or Consultant.
(o)“Employee” means any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company or any prospective employee who shall have received an offer of employment. The payment of a director’s fee by the Company shall not be sufficient to constitute “employment” by the Company. An Employee shall not include: (i) any individual during any period he or she is classified or treated by the Company or any Parent or Subsidiary of the Company as an independent contractor, (ii) any leased employee or (iii) any employee of an employment, consulting, staffing or temporary agency or any other entity other than the Company or any Parent or Subsidiary of the Company, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as, a common-law employee of the Company or any Parent or Subsidiary of the Company during such period.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(q)“Fair Market Value” means, as of any date, the value of the applicable class of Company Common Stock determined as follows:
(i)if such class of Company Common Stock is listed on any established stock exchange or a national market system reporting last sale transactions, its Fair Market Value shall be the closing sale price for such stock (or the closing bid, if no sales were reported) on the last completed market trading day prior to the applicable time of determination (as determined by the Committee) as reported by such stock exchange or national market system; or
(ii)if such class of Company Common Stock is quoted on any electronic inter-dealer quotation system (but not on a last reported sale basis) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low closing asked prices for the Company Common Stock for the last completed market trading day prior to the applicable time of determination (as determined by the Committee) as reported in any source as the Administrator deems reliable; or
(iii)in the absence of an established market for such class of Company Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.
For purposes of this Plan, the Class B Common Stock shall be deemed to have the same value per share as the Common Stock unless the value of the Class B Common Stock is determinable in accordance with subparagraphs (i) or (ii) above.“GAAP” means the U.S. Generally Accepted Accounting Principles.
(r)“GAAP” means the U.S. Generally Accepted Accounting Principles.
(s)“Grant Price” means the price established at the time of grant of a SAR pursuant to Section 8, used to determine whether there is any payment due upon exercise of the SAR.
SAR.
(t)“Incentive Bonus Award” means the opportunity to earn a future cash payment tied to the level of achievement with respect to one or more Qualifying Performance Criteria for a performance period as established by the Committee.
(u)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(v)“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary of the Company.
(w)“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x)“Option” means a right to purchase Shares granted pursuant to this Plan.
(y)“Optioned Stock” means the Shares subject to an Option.
(z)“Optionee” means a Participant who holds an Option.
(aa)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)    “Participant” means any person who has an Award under this Plan, including any person (including any estate) to whom an Award has been assigned or transferred in accordance with this Plan.
(cc)    “Performance Share Award” means a grant of a right to receive Shares or Stock Units contingent on the achievement of performance or other objectives during a specified period.
(dd)    “Performance Unit Award” means a grant of a right to receive a designated dollar value amount of Shares or Stock Units contingent on the achievement of performance or other objectives during a specified period.
(ee)    “Plan” means this 2012 Stock and Incentive Plan, as the same may be amended and restated.
(ff)    “Prior Plans” means the Company’s Amended and Restated 2002 Stock and Incentive Plan, the Golf Galaxy, Inc. 1996 Stock Option and Incentive Plan and the Golf Galaxy, Inc. 2004 Stock Incentive Plan.
(gg)    “Qualifying Performance Criteria” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, division or subsidiary, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, on a GAAP or non-GAAP basis, in each case as specified by the Award: (a) cash flow, (b) earnings per share (including earnings before interest, taxes, depreciation, and amortization or some variation thereof), (c) stock price, (d) return on equity, (e) total stockholder return, (f) revenue, (g) income or net income, (h) operating income or net operating income, (i) operating profit or net operating profit, (j) margin (whether based on profit, operations, sales or other determining criteria), (k) return (as it relates to operating revenue, invested capital, equity, assets or net assets), (l) market share, (m) sales (including comparable sales), (n) inventory-related metrics (including inventory turn, shrink and obsolescence), (o) transaction-related metrics (including average sale per transaction and units per transaction), (p) employee-related metrics (including retention and attrition metrics), (q) productivity, (r) customer-related criteria (including service level, acquisition, loyalty program, conversion and traffic metrics), and (s) successful completion of Company-specific tasks (including project implementations, successful conversions and integrations). To the extent consistent with Section 162(m), the Administrator shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) charges associated with store closings; (iii) litigation or claim judgments or settlements; (iv) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (v) expenses related to reorganization and restructuring programs; and (vi) any extraordinary, non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, including but not limited to acquisition or merger and integration costs.
(hh)    “Restricted Stock Award” means a grant of Shares subject to a risk of forfeiture or other restrictions as the Administrator, in its sole discretion, may impose (including, without limitation, any forfeiture provisions and any restriction on the right to vote such Shares, or to receive any dividends with respect to such Shares), which restrictions may lapse separately or in combination, or upon the achievement of one or more goals relating to completion of service by the Participant, or upon achievement of performance or other objectives, which may include one or more Qualifying Performance Criteria, at such time or times, in installments or otherwise, as determined by the Administrator.
(ii)    “Restricted Unit Award” means a grant of Stock Unit subject to a risk of forfeiture or other restrictions as the Administrator, in its sole discretion, may impose (including, without limitation, any forfeiture provisions), which restrictions may lapse separately or in combination, or upon the achievement of one or more goals relating to completion of service by the Participant, or upon achievement of performance or other objectives, which may include one or more Qualifying Performance Criteria, at such time or times, in installments or otherwise, as determined by the Administrator.
(jj)    “SAR” means a stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment, as adjusted in accordance with Section 12 of this Plan, payable in cash, Shares or Stock Units as determined by the Administrator.
(kk)    “Section 162(m)” means Section 162(m) of the Code, and the regulations, judicial interpretations and other binding guidance promulgated thereunder.
(ll)    “Section 409A” means Section 409A of the Code, and the regulations, judicial interpretations and other binding guidance promulgated thereunder.

(mm)    “Separation from Service” and “Separate from Service” means the Participant’s death, retirement or other termination of employment or service with the Company or Parent or Subsidiary of the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.
(nn)    “Share” means a share of Company Common Stock, as adjusted in accordance with Section 12 of this Plan.
(oo)    “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.
(pp)    “Stock Unit” means the right to receive a Share at a future point in time.
(qq)    “Stock Unit Award” means the grant of a Stock Unit.
(rr)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.Shares Subject to this Plan.
(a)Subject to the provisions of Section 12 of this Plan, the maximum aggregate number of Shares which may be issued under this Plan shall be:
(i)5,000,000, plus
(ii)Any Shares available under the Prior Plans as of the effective date of this Plan (such Shares numbering 7,889,210 as of such date) and any Shares subject to outstanding awards, that on or after the effective date of this Plan cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).
The maximum aggregate number of Options which may be issued under this Plan is 12,889,210. Any Shares under any Award that are granted through the settlement, assumption or substitution of outstanding awards previously granted, or through obligations to grant future awards, as the result of a merger, consolidation, or acquisition of the employing company with or by the Company shall not be applied to reduce the share limitations of this provision.
(b)The Shares may be: Authorized, but unissued Shares; Issued Shares that have been reacquired by the Company (otherwise known as treasury Shares); Or Shares acquired on the open market specifically for distribution under this Plan, or any combination thereof. Notwithstanding any other provision of this Plan, Awards for Class B Common Stock or Awards for securities convertible or exchangeable into Class B Common Stock may only be issued to a Class B Permitted Holder (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, as further amended and/or restated).

If Shares under any Award are not issued for any reason, including termination of Awards by expiration, forfeiture, cancellation or otherwise, or are settled in cash in lieu of Shares, such Shares shall, unless this Plan shall have been terminated, become available for future grant under this Plan; provided, however, that any Shares delivered or deemed delivered, by attestation or otherwise, to the Company in payment of any obligation, including the exercise price of any Option, the purchase price for any Shares, or for any tax obligation shall not again be made available for issuance under this Plan.
The aggregate number of Shares issuable under all Awards (including options and SARs) granted under this Plan during any calendar year to any one Eligible Individual shall not exceed 12,889,210. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 12, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m). The foregoing limitations shall not apply to the extent that they are no longer required in order for compensation in connection with grants under this Plan to be treated as “performance-based compensation” under Section 162(m).

4.	Administration of this Plan.
(a)Authority. Subject to the provisions of this Plan and, in the case of a Committee, the specific duties delegated to or limitations imposed upon such Committee by the Board, the Administrator shall have the full and exclusive authority, in its discretion:
(i)to establish, amend and rescind rules and regulations relating to this Plan;

(ii)to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;
(iii)to determine the amount and type of Awards, including any combination thereof, to be granted to any Eligible Individual;
(iv)to grant Awards to Eligible Individuals and, in connection therewith, to determine the terms and conditions, not inconsistent with the terms of this Plan, of any such Award including, but not limited to, the number of Shares or Stock Units that may be issued or amount of cash that may be paid pursuant to the Award, the exercise or purchase price of any Award, the circumstances under which Awards or any Shares or Stock Units relating thereto are issued, retained, become exercisable or vested, are no longer subject to forfeiture or are terminated, forfeited or expire, including changes resulting from a termination of employment, based in each case on such factors as the Administrator shall determine, in its sole discretion;
(v)to determine the Fair Market Value of the Company Common Stock, in accordance with Section 2(q) of this Plan;
(vi)to establish, verify the extent of satisfaction of, adjust, reduce or waive any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;
(vii)to approve forms and terms of Award Agreements for use under this Plan;
(viii)to determine whether and under what circumstances an Award may be settled in cash instead of Shares;
(ix)to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);
(x)subject to Sections 12 and 13 hereof, adopt modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company or any Parent or Subsidiary of the Company operates;
(xi)to interpret and construe the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan or any Award Agreement, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, to make exceptions to any such provisions in good faith and for the benefit of the Company, and to consult with attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and shall be entitled to rely upon the advice, opinions, or valuations of any such individuals; and
(xii)to make all other determinations deemed necessary or advisable for the administration of this Plan.
Notwithstanding anything in the Plan to the contrary, the Board shall not have the authority, without stockholder approval, to (a) accept the surrender of any outstanding Option or SAR when the Fair Market Value of a Share is less than the exercise price of such outstanding Option or SAR and grant new Options, SAR or other Award in substitution for such surrendered Option or pay cash in connection with such surrender, (b) reduce the exercise price of any outstanding Option or SAR, or (c) take any other action that would be treated as the repricing of Options or SARs under the rules of the New York Stock Exchange; provided that appropriate adjustments may be made to outstanding Options or SARs pursuant to Section 12 of this Plan.
(b)Effect of Administrator’s Decision. All decisions, determinations, actions and interpretations of the Administrator shall be final and binding on all Participants, the Company, any Parent or Subsidiary of the Company and all other interested individuals or entities.

5.Delegation. The Administrator may delegate to one or more of its members or to one or more officers of the Company and/or any Parent or Subsidiary of the Company or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Administrator or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Administrator or such individuals may have under this Plan. The Administrator may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Administrator: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Administrator shall not delegate such responsibilities to any such officer for Awards granted to any Participant who is subject to reporting pursuant to Section 16 of the Exchange Act; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Administrator regarding the nature and scope of the Awards granted pursuant to the authority delegated.

6.Term of Plan. This Plan shall become effective upon receipt of approval of this Plan by the stockholders of the Company in accordance with applicable state law. This Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of this Plan; provided, however, that this Plan shall remain in effect so long as any Award remains outstanding and as long as necessary to issue any Awards pursuant to commitments entered into prior to the expiration of this Plan; provided, further, that no Award intended to qualify as performance-based compensation within the meaning of Section 162(m) shall be payable prior to approval of this Plan’s material terms by the Company’s stockholders.

7.Options.
(a)General Terms.
(i)Award Agreement. Each Option grant shall be evidenced by an Award Agreement setting forth the number and kind of Shares that may be issued upon exercise of the Option, the purchase price of each Share, the term of the Option, such additional terms and conditions on the vesting and/or exercisability of an Option as may be determined by the Administrator, any restrictions on the transfer of the Option and forfeiture provisions and such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.
(ii)Designation. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designations, to the extent that an Option does not qualify as an Incentive Stock Option, it shall be treated as a Nonstatutory Stock Option.
(iii)Eligibility. To the extent then required by the Code, including Section 422 thereof, Incentive Stock Options may be granted only to eligible Employees.
(iv)Term of Option. The term of each Option shall be the term stated in the Award Agreement evidencing such Option; provided, however, that, to the extent then required by the Code, in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement and, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement evidencing such Option.
(v)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(A)	To the extent then required by the Code, in the case of an Incentive Stock Option:

(1)
granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant, and

(2)	granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(B)	In the case of a Nonstatutory Stock Option grant, the per Share exercise price may not be less than 100% of the Fair Market Value per Share as of the date of grant.
(vi)Payment of Exercise Price. Unless otherwise provided by the Administrator in the Award Agreement, the exercise price of an Option may be paid in one or more of the following: (1) cash or its equivalent, (2) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the exercise price of the Option, (3) delivery of a properly executed exercise notice together with irrevocable instructions to a broker registered under the Exchange Act to promptly deliver to the Company the amount of proceeds required to pay the exercise price, (4) any combination of the foregoing methods of payment, or (5) any other method approved or accepted by the Administrator in its sole discretion.
(b)Exercise of Options.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement, including performance criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of this Plan. An Option may not be exercised for a fraction of a Share. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the Option Award Agreement by the person entitled to exercise such Option and, if an Option is to be exercised, full payment for the Shares with respect to which the Option is exercised has been received by the Company. Until the Shares underlying the Option have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the

Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the appropriate entry is made on the books of the Company or of a duly authorize transfer agent of the Company, except as provided in Section 12 of this Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available under the Option by the number of Shares as to which the Option is exercised.
(ii)Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise an Option in the event of termination of a Participant’s Continuous Status as an Employee, status as a Non-Employee Director or consulting relationship with the Company or any Parent or Subsidiary of the Company (as the case may be), including termination resulting from voluntary or involuntary termination, permanent and total disability (as defined in Section 22(e)(3) of the Code) or death; provided, however, that as it relates to Incentive Stock Options, a Participant may, but only within ninety (90) days after the date of such termination, exercise such Incentive Stock Option to the extent that such Participant was entitled to exercise it at the date of such termination, notwithstanding any provisions in a Participant’s Award Agreement to the contrary. In no event will a Participant, as it relates to any Option or SAR, have the right to exercise such Option or SAR later than the expiration date of the term of such Award as set forth in the Award Agreement. The inclusion of such provisions in an Award Agreement shall be determined in the sole discretion of the Administrator, need not be uniform among all Options issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination. To the extent that such Participant was not entitled to exercise the Option at the date of such termination, or if such Participant does not exercise such Option to the extent so entitled within the time specified in the Award Agreement, the Option shall terminate. In the case of an Incentive Stock Option, in the event of a termination of a Participant’s Continuous Status as an Employee, status as a Non-Employee Director or consulting relationship with the Company (as the case may be), such Participant may, but only within ninety (90) days (or such other period of time as is determined by the Administrator, with such determination, to the extent required by the Code, being made at the time of grant of the Incentive Stock Option (but in no event later than the expiration date of the term of such Incentive Stock Option)), exercise such Incentive Stock Option to the extent that such Participant was entitled to exercise it at the date of such termination.
(iii)Buyout Provisions. To the extent not inconsistent with Section 22 hereof, the Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.
(c)Transferability of Options. Unless otherwise provided by the Administrator and set forth in an Award Agreement, no Option may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. With respect to those Options, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of the Option exercise price by the Participant shall be deemed to include, as determined by the Administrator, the Participant’s permitted transferee.
(d)Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 7 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

8.SARs.
(a)Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Individuals at any time and from time to time as shall be determined by the Administrator. Subject to the terms and conditions of this Plan, the Administrator shall have complete discretion in determining the number of SARs granted to each Eligible Individual and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs. The Grant Price for each grant of a SAR shall be determined by the Administrator and shall be specified in the Award Agreement.
(b)SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Administrator shall determine.
(c)Term of SAR. The term of a SAR granted under this Plan shall be determined by the Administrator, in its sole discretion, and except as determined otherwise by the Administrator and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

(d)Exercise and Settlement of SARs. SARs may be exercised upon whatever terms and conditions the Administrator, in its sole discretion, imposes. Upon the exercise of a SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying:
(i)The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
(ii)The number of Shares with respect to which the SAR is exercised.
The payment upon SAR exercise shall be in cash, Shares or Stock Units, as determined by the Administrator and set forth in the SAR Award Agreement.
(e)Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise a SAR in the event of termination of a Participant’s Continuous Status as an Employee, status as a Non-Employee Director or consulting relationship with the Company or any Parent or Subsidiary of the Company (as the case may be), including termination resulting from voluntary or involuntary termination, permanent and total disability (as defined in Section 22(e)(3) of the Code) or death. Such provisions shall be determined in the sole discretion of the Administrator, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination. To the extent that such Participant was not entitled to exercise the SAR at the date of such termination, or if such Participant does not exercise such SAR to the extent so entitled within the time specified in the Award Agreement, the SAR shall terminate.
(f)Transferability of SARs. Unless otherwise provided by the Administrator and set forth in an Award Agreement, no SAR may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The terms of the SAR shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or settlement of the SAR by the Participant shall be deemed to include, as determined by the Administrator, the Participant’s permitted transferee.
(g)Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the settlement of SARs granted under this Article 8 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

9.Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Unit Awards and Stock Unit Awards.
(a)Awards. Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Unit Awards, or Stock Unit Awards may be issued by the Administrator to Eligible Individuals, either alone, in addition to, or in tandem with other Awards granted under this Plan and/or cash awards made outside of this Plan. Such Awards shall be evidenced by an Award Agreement containing any provisions regarding (i) the number of Shares or Stock Units subject to such Award or a formula for determining such, (ii) the purchase price of the Shares or Stock Units, if any, and the means of payment for the Shares or Stock Units, (iii) the performance criteria and/or Qualifying Performance Criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Stock Units as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Shares or Stock Units and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator, in its sole discretion.
(b)Vesting. The grant, issuance, retention and/or vesting of Shares or Stock Units pursuant to any Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Unit Awards, or Stock Unit Awards of Incentive Stock shall occur at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares or Stock Units subject to continued employment, passage of time and/or such performance criteria or Qualifying Performance Criteria as deemed appropriate by the Administrator. Notwithstanding anything to the contrary herein, the performance criteria for any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee, shall be preestablished in writing by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m). All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period; provided however, that for a performance period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the performance period.
(c)Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the number of Shares or Stock Units granted, issued, retainable and/or vested under a Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Unit Award, or Stock Unit Award on account of either financial, operational or similar performance or personal performance evaluations, or some combination of the foregoing, may be reduced by the Committee at any time on the basis of such further considerations as the Committee shall determine. This negative discretion will be exercised in accordance with Section 162(m).
(d)Voting and Dividend Rights. Unless otherwise determined by the Administrator and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Administrator, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares prior to vesting. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. Under otherwise determined by the Administrator and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Administrator, dividends declared on any Shares of Restricted Stock shall be held by the Company for the benefit of the Participant until such Shares of Restricted Stock have vested, and distributed to the Participant by the Company upon such vesting.
(e)Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Unit Awards, or Stock Unit Awards in the event of termination of a Participant’s Continuous Status as an Employee, status as a Non-Employee Director or consulting relationship with the Company or any Parent or Subsidiary of the Company (as the case may be), including termination resulting from voluntary or involuntary termination, permanent and total disability (as defined in Section 22(e)(3) of the Code) or death. Such provisions shall be determined in the sole discretion of the Administrator, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Unit Awards, or Stock Unit Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

10.Incentive Bonus Awards. Each Incentive Bonus Award will confer upon the Employee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period, as established by the Administrator (or in the case of Incentive Bonus Awards subject to Section 162(m), the Committee).
(a)Incentive Bonus Document. Each Incentive Bonus Award shall be evidenced by a document containing provisions regarding (a) the threshold, target and maximum amount payable to the Employee, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the bonus prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. The maximum amount payable as a bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Bonus Award granted under this Plan for any fiscal year to any Employee that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) shall not exceed $10,000,000.
(b)Performance Criteria. The Administrator (or in the case of Incentive Bonus Awards subject to Section 162(m), the Committee) shall establish the performance criteria and level of achievement versus these criteria that shall determine any minimum, target or maximum amounts payable under an Incentive Bonus Award, which criteria may be based on financial, operational or similar performance, personal performance evaluations, or some combination of the foregoing. The Committee may specify the percentage of the incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Incentive Bonus Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m).
(c)Timing and Form of Payment. The Administrator shall determine the timing of payment of any incentive bonus. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an election for the payment of any incentive bonus to be deferred to a specified date or event. An incentive bonus may be payable in Shares, Stock Units, in cash or other property, including any Award permitted under this Plan. Any incentive bonus that is paid in cash or other property shall not affect the number of Shares otherwise available for issuance under this Plan.
(d)Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus Award on account of any of financial, operational or similar performance, personal performance evaluations, or some combination of the foregoing, may be reduced by the Committee on the basis of such further considerations as the Committee shall determine. This negative discretion will be exercised in accordance with Section 162(m).

The Administrator’s right and ability to alter the governing performance criteria and/or Qualifying Performance Criteria with respect to the need to obtain stockholder approval of such changes shall be determined with reference to the law at the time of the alteration. In addition, in the event that the Administrator determines that it is advisable to grant Awards that shall not qualify as Incentive Bonus Awards, Performance Share Awards or Performance Unit Awards, the Administrator may make such grants without satisfying the requirements of Section 162(m) and base vesting on criteria other than Qualifying Performance Criteria.

11.Stock Withholding to Satisfy Withholding Tax Obligations. At the discretion of the Administrator, Participants may satisfy withholding obligations as provided in this paragraph. When a Participant incurs tax liability in connection with an Award, which tax liability is subject to tax withholding under applicable tax laws, and the Participant is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Participant may satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued, if any, that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is determined (the “Tax Date”).
In the event that the Company elects to make a payment to the Participant in cash upon the exercise of a SAR, the Participant may satisfy the withholding tax obligation by electing to have the Company withhold from such payment the amount required to satisfy such withholding tax obligation.
All elections by a Participant to have Shares or cash withheld for this purpose, as the case may be, shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:
(i)the election must be made on or prior to the applicable Tax Date;
(ii)once made, the election shall be irrevocable as to the particular Shares of the Option, stock purchase right or SAR, as to which the election is made; and
(iii)all elections shall be subject to the consent or disapproval of the Administrator.
In the event the election to have Shares or cash withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares or full amount of cash, as the case may be, with respect to which the Award is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares, or the proper amount of cash, as the case may be, on the Tax Date.
Notwithstanding the foregoing or any provisions of this Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements (except as otherwise approved by the Administrator).
12.Adjustments Upon Changes in Capitalization or Change in Control.
(a)Subject to any required action by the stockholders of the Company, the number of Shares or Stock Units covered by each outstanding Award and the number of Shares which have not yet been issued under this Plan, as well as the purchase price, if any, of each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, special cash dividend, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Company Common Stock subject to an Option or SAR. Notwithstanding the foregoing, with respect to any Award subject to Section 162(m) or 409A, no such adjustment shall be authorized to the extent that such adjustment would cause this Plan or Award to fail to comply with Section 162(m) or 409A.
(b)Except as otherwise provided in an Award Agreement, in the event of a Change in Control, the Board may authorize outstanding Awards to be assumed or an equivalent Award be substituted by such successor corporation or a parent or subsidiary of such successor corporation and may assign any Awards to the successor corporation. In the event that such successor corporation does not agree to assume the Awards, or to substitute an equivalent Option or Award, then the Board may provide that all outstanding Options or SARs become vested and exercisable, and vesting restrictions on Restricted Stock Awards, Restricted Unit Awards, Performance Share Awards, Performance Unit Awards, Stock Unit Awards and any other Awards lapse. In all cases, the Board may make substitutions, adjustments and/or alternative settlements of outstanding Awards, including cashing out Awards, as it deems appropriate and consistent with the Plan’s purposes.
If the Board makes an Option or SAR fully exercisable hereunder prior to a Change in Control, the Board shall notify the Participant that the Option or SAR shall be fully exercisable for a period determined by the Board and set forth in the notice, and the Option or SAR will terminate upon the expiration of such period.
For the purposes of this section, the Award shall be considered assumed if, following the merger, the Award confers the right to receive, purchase, or receive the appreciation in Fair Market Value, as the case may be, for each Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Unit Award or Stock Unit Award, or Share of stock subject to an Option or SAR immediately prior to the merger, the consideration (whether stock, cash, or other securities or property) received in the merger by holders of Company Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received for the Awards (upon exercise, vesting, satisfaction of performance conditions or otherwise) to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Company Common Stock in the merger or sale of assets.
Notwithstanding the foregoing, with respect to any Award subject to Section 162(m) or 409A, no adjustment or other action shall be authorized to the extent that such adjustment or other action would cause the Plan or Award to fail to comply with Section 162(m) or 409A.
13.Amendment and Termination of this Plan.
(a)Amendment and Termination. The Board may at any time amend, alter, modify, suspend or discontinue this Plan and any Award Agreement in whole or in part, but no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any Participant under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of the New York Stock Exchange or other applicable established stock exchange), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.
(b)Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (it being understood that the events described in Section 12 shall result in mandatory adjustment) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
(c)Effect of Amendment or Termination. Any such amendment or termination of this Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Board, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing or any provision of this Plan or an Award to the contrary, the Committee may at any time (without the consent of any Participant) modify or amend any or all of the provisions of this Plan or an Award to the extent necessary to conform the provisions of the of this Plan or an Award with Section 409A, Section 162(m) or any present or future law relating to plans of this or similar nature, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of this Plan or an Award shall adversely affect the rights of a Participant.

14.Forfeiture Events; Clawbacks. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company or any Parent or Subsidiary of the Company, violation of material Company, Parent or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Parent or Subsidiary of the Company.
In addition, to the extent required by applicable law or any applicable securities exchange listing standards, including but not limited to Section 304 of the Sarbanes-Oxley Act of 2002, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to clawback as determined by the Committee, which clawback may include forfeiture, repurchase, reimbursement and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards, in each instance in accordance with the applicable law or listing standard. All Awards granted under this Plan, any property, including Shares, received in connection with any exercise or vesting of, or lapse of restriction on, any Awards, and any proceeds received from the disposition of any such property, shall be subject to any clawback policy adopted, and amended from time to time, by the Committee. The Board shall have discretion with respect to any clawback to determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Parent or a Subsidiary of the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise.
15.Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to this Plan unless the issuance and delivery of such Shares shall comply with all relevant provisions of law including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of the New York Stock Exchange or of any stock exchange upon which the Shares may then be listed.

16.Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.
The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
17.Information to Participants. The Company shall make available to each Participant, during the period for which such Participant has one or more Awards outstanding, access to all annual reports and other information that stockholders of the Company are provided access to.

18.No Right to Employment. Neither this Plan nor any Award Agreement shall confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

19.Rights as a Stockholder. Except as otherwise provided herein or in an applicable Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

20.Governing Law. The validity, constrictions and effect of this Plan, Award Agreements or other agreements entered into pursuant to this Plan or Award Agreements, and of any rules, regulations, determinations or decisions made by the Administrator relating to this Plan, Award Agreement or such agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the state of Delaware, without regard to its conflict of laws principles.

21.Section 409A. Notwithstanding any provision of this Plan or an Award Agreement to the contrary, if any Award or other benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of this Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:
(i)If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to such Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date such Participant Separates from Service (or, if earlier, the death of such Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination unless another compliant date is specified in the applicable agreement.
(ii)For purposes of Section 409A, and to the extent applicable to any Award or benefit under this Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.
(iii)The Board, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options, Stock Appreciation Rights and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period). To the extent authorized, a Participant who first becomes eligible to participate in this Plan may file an election (“Initial Election”) at any time prior to the 30 day period following the date on which the Participant initially becomes eligible to participate in this Plan (or at such other date as may be specified by the Board to the extent consistent with Section 409A). Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.
(iv)The grant of Non-Qualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees and Eligible Directors of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.
(v)In no event shall any member of the Board, the Administrator or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

22.Section 162(m). Notwithstanding any provision of this Plan or any Award Agreement to the contrary, if an Award under this Plan is intended to qualify as performance-based compensation under Section 162(m) and the regulations issued thereunder and a provision of this Plan or an Award Agreement would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Award to satisfy the requirements of Section 162(m).

23.Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Parent or Subsidiary of the Company operates or has Eligible Individuals, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Parent and/or Subsidiary of the Company shall be covered by this Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in this Plan; (c) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 23 by the Administrator shall be attached to this Plan document as appendices; and (e) take any other action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

24.Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or any Parent or Subsidiary of the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or Parent or Subsidiary of the Company, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, its Parent or its Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

25.Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Administrator to adopt such other compensation arrangements as it may deem desirable for any Eligible Individual.

26.No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or any Parent or Subsidiary of the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company, a Parent or a Subsidiary of the Company to take any action which such entity deems to be necessary or appropriate.

27.Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a member of any committee or subcommittee acting as Administrator, or an officer of the Company to whom authority was delegated in accordance with this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan so long as he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company; provided, however, that no indemnification shall be required with respect to any (i) claim, issue or matter, including, but not limited to, taxes or interest or penalties thereon, as to which such person shall have been adjudged to have been liable for negligence or misconduct in the performance of his or her duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem to be proper, or (ii) circumstance where the person to be indemnified is involved in the claim, action, suit or proceeding as the plaintiff or claimant. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.